For additional information, contact:
Mark Fusler Corporate Controller and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavcoindustries.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2023 SECOND QUARTER RESULTS, DISCUSSES PLANNED ACQUISITION OF SOLITAIRE HOMES AND PROVIDES FURTHER BUSINESS UPDATES
PHOENIX, November 3, 2022 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) ("we," "our," the "Company" or "Cavco") today announced financial results for the second fiscal quarter ended October 1, 2022, provided further discussion on the planned acquisition of Solitaire Homes, Inc. and provided updates on other business items.
Second Quarter Highlights
•Net revenue increased to $577 million, or 60.6%, compared to $360 million in the second quarter of the prior year, and Net income attributable to Cavco common stockholders increased to $74 million, or 97.1%, compared to the same period last year.
•Gross profit as a percentage of Net revenue increased 230 bps to 27.3% and Factory-built housing gross profit as a percentage of Net revenue increased 260 bps to 26.7% compared to the second fiscal quarter of 2022.
•Earnings per diluted share totaled $8.25 compared to $4.06 in the prior year quarter.
•Backlogs were $651 million at the end of the quarter, down $347 million sequentially from three months prior.
•Commenced operations at our new park model manufacturing facility in Glendale, Arizona.
Commenting on the quarter, President and Chief Executive Officer Bill Boor said, "Our teams across the company continue to achieve outstanding results even as market conditions are shifting. Near-term demand is being impacted by rising interest rates, inflation and other economic drivers. However, there are opportunities for manufactured housing in this market environment and the current dynamics do not change the massive affordable housing deficit. We are fully prepared to maneuver through the market transition while staying focused on that long-term need for our homes."
He continued, "The recent start-ups of the Hamlet and Glendale plants and the addition of Solitaire Homes are right in line with our strategy to grow our impact on the affordable housing problem. Since the beginning of fiscal 2022, we have committed $244 million to strategic acquisitions, $52 million to internal capital projects including Hamlet and Glendale and $99 million to share repurchases. After the commitment of cash to the Solitaire deal, we still have well over $200 million in cash providing ongoing flexibility."

Financial Results

	Three Months Ended
($ in thousands, except revenue per home sold)	October 1, 2022	October 2, 2021	Change
Net revenue
Factory-built housing	$559,602	$342,094	$217,508	63.6%
Financial services	17,790	17,449	341	2.0%
	$577,392	$359,543	$217,849	60.6%

Factory-built modules sold	8,863	6,256	2,607	41.7%

Factory-built homes sold (consisting of one or more modules)	5,111	3,597	1,514	42.1%

Net factory-built housing revenue per home sold	$109,490	$95,105	$14,385	15.1%

	Six Months Ended
($ in thousands, except revenue per home sold)	October 1, 2022	October 2, 2021	Change
Net revenue
Factory-built housing	$1,132,199	$654,377	$477,822	73.0%
Financial services	33,531	35,588	(2,057)	(5.8)%
	$1,165,730	$689,965	$475,765	69.0%

Factory-built modules sold	18,105	12,574	5,531	44.0%

Factory-built homes sold (consisting of one or more modules)	10,457	7,297	3,160	43.3%

Net factory-built housing revenue per home sold	$108,272	$89,678	$18,594	20.7%
•In the factory-built housing segment, the increase in Net revenue for both the three and six months ended October 1, 2022 compared to the respective periods in the prior year was due to higher home sales volume and higher home selling prices. Home sales volume increased from the Commodore acquisition, completed in the second quarter of fiscal year 2022, which provided $107 million and $208 million in Net revenue for the three and six months ended October 1, 2022, respectively. The three and six months also benefited from higher factory capacity utilization which enabled higher sales volume.
•Financial services segment Net revenue increased for the three months ended October 1, 2022 from higher volume in home loans sales in the period. For the six months ended October 1, 2022, Net revenues decreased primarily due to realized and unrealized losses on marketable equity securities in the insurance subsidiary's portfolio during the current period and lower interest income earned on the acquired consumer loan portfolios, and lower volume in home loan sales. These items were partially offset by more insurance policies in force in the current year compared to the prior year.

	Three Months Ended
($ in thousands)	October 1, 2022	October 2, 2021	Change
Gross Profit
Factory-built housing	$149,665	$82,299	$67,366	81.9%
Financial services	7,934	7,629	305	4.0%
	$157,599	$89,928	$67,671	75.3%

Gross profit as % of Net revenue
Consolidated	27.3%	25.0%	N/A	2.3%
Factory-built housing	26.7%	24.1%	N/A	2.6%
Financial services	44.6%	43.7%	N/A	0.9%

Selling, general and administrative expenses
Factory-built housing	$61,640	$40,347	$21,293	52.8%
Financial services	5,254	5,025	229	4.6%
	$66,894	$45,372	$21,522	47.4%

Income from Operations
Factory-built housing	$88,025	$41,952	$46,073	109.8%
Financial services	2,680	2,604	76	2.9%
	$90,705	$44,556	$46,149	103.6%

	Six Months Ended
($ in thousands)	October 1, 2022	October 2, 2021	Change
Gross Profit
Factory-built housing	$289,251	$148,572	$140,679	94.7%
Financial services	13,072	15,369	(2,297)	(14.9)%
	$302,323	$163,941	$138,382	84.4%

Gross profit as % of Net revenue
Consolidated	25.9%	23.8%	N/A	2.1%
Factory-built housing	25.5%	22.7%	N/A	2.8%
Financial services	39.0%	43.2%	N/A	(4.2)%

Selling, general and administrative expenses
Factory-built housing	$122,563	$75,844	$46,719	61.6%
Financial services	10,467	10,360	107	1.0%
	$133,030	$86,204	$46,826	54.3%

Income from Operations
Factory-built housing	$166,688	$72,728	$93,960	129.2%
Financial services	2,605	5,009	(2,404)	(48.0)%
	$169,293	$77,737	$91,556	117.8%
•In the factory-built housing segment, the Gross profit percentage and total gross profit for both the three and six months increased from higher home sales prices. Selling, general and administrative expenses increased primarily due to higher salary and incentive compensation expense on improved earnings, as well as from higher legal and professional fees.

•In the financial services segment, Gross profit and Income from operations for the three months increased primarily due to higher mortgage loan sales. For the six months, Gross profit and Income from operations were negatively affected by higher insurance claims from New Mexico and Arizona weather related events, and greater unrealized losses on marketable equity securities compared to the same period last year.

	Three Months Ended
($ in thousands, except per share amounts)	October 1, 2022	October 2, 2021	Change
Net Income attributable to Cavco common stockholders	$74,116	$37,610	$36,506	97.1%
Diluted net income per share	$8.25	$4.06	$4.19	103.2%

	Six Months Ended
($ in thousands, except per share amounts)	October 1, 2022	October 2, 2021	Change
Net Income attributable to Cavco common stockholders	$133,718	$64,656	$69,062	106.8%
Diluted net income per share	$14.88	$6.97	$7.91	113.5%
•For the three and six months ended October 1, 2022, Income tax expense was reduced by approximately $2.7 million due to estimated non-recurring net tax credits related to the sale of energy efficient homes, available under the Internal Revenue Code §45L. This program expired on December 31, 2021 and was recently extended in its current form through December 31, 2022, which resulted in the current period benefit.

Items ancillary to our core operations had the following impact on the results of operations:

	Three Months Ended		Six Months Ended
($ in millions)	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net revenue
Unrealized losses recognized during the period on securities held in the financial services segment	$—	$(0.5)	$(1.2)	$(0.1)
Selling, general and administrative expenses
Expenses incurred in engaging third-party consultants in relation to the non-recurring energy efficient home tax credits	(1.9)	(0.4)	(4.5)	(0.4)
Legal and other expense related to the SEC inquiry, net of recovery	(1.4)	(0.5)	(2.8)	(0.6)
Commodore acquisition deal costs	—	(2.1)	—	(2.4)
Other income, net
Corporate unrealized gains (losses) recognized during the period on securities held	—	0.5	(1.1)	1.7
Gain on consolidation of equity method investment	—	3.3	—	3.3
Income tax benefit
Energy efficient home tax credits, net	2.7	—	2.7	—
Tax benefits from stock option exercises	—	0.5	—	0.7
Housing Demand and Production Updates
Our backlog at October 1, 2022 was $651 million compared to $1.0 billion last quarter, a decrease of $347 million or 34.8%. This was largely due to lower home order rates, net of cancellations, which are down from the extreme highs we saw during the summer of 2020 to the summer of 2021. Additionally, our efforts in product simplification and production staffing improvement have increased our total average plant capacity utilization. For the second fiscal quarter of 2023, our capacity utilization was approximately 80%, compared to 75% in the second fiscal quarter of 2022. Compared to the sequential quarter, the lower utilization is due to market and weather driven downtime.
Planned Acquisition of Solitaire Homes
As announced on October 27, 2022, we have signed a binding agreement to acquire the business of Solitaire Homes, Inc. and other related entities (collectively “Solitaire Homes”), including its four manufacturing facilities, twenty-two retail locations and its dedicated transportation operations. The addition of Solitaire Homes strengthens our position in the Southwest, with high quality products that complement our existing home offerings.

The purchase price totals $93 million, before certain adjustments that will be determined upon close of the transaction. We expect to fund the acquisition entirely with cash on hand. The transaction is expected to close early in the Company's fourth quarter of fiscal year 2023, subject to applicable regulatory approvals and the satisfaction of certain customary conditions.
Update on Facilities in Arizona and North Carolina
During the quarter, we commenced production at our facility in Glendale, Arizona. The 118,000 square-foot-facility is used for production of park models, cabins and cottages built under standards approved by the American National Standards Institute.
On October 4, 2022, we opened our 28th production line in Hamlet, North Carolina. Known as “Cavco Homes of North Carolina,” the 184,000 square-foot-plant will produce homes built under the standards of the U.S. Department of Housing and Urban Development. The opening comes approximately seven months after Cavco acquired the facility from Volumetric Building Companies.
SEC Litigation Update
As announced on September 23, 2022, the United States District Court for the District of Arizona approved the settlement of the Securities and Exchange Commission action against the Company. Without admitting or denying the findings of the consent judgment, the Company agreed to the imposition of an injunction against future violations of the antifraud and internal accounting control provisions of the Securities Exchange Act of 1934 and paid a monetary penalty of $1.5 million. The settlement resolves all claims in the action against the Company.
Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, November 4, 2022, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone. To participate by phone, please register at https://register.vevent.com/register/BIf03c307b012b4f6caac67dcee361af52 to receive the dial in number and your PIN. An archive of the webcast and presentation will be available for 90 days at https://investor.cavco.com.

About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. Our products are marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Nationwide, Fairmont, Friendship, Chariot Eagle, Destiny, Commodore, Colony, Pennwest, R-Anell, Manorwood and MidCountry. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements
Certain statements contained in this release are forward-looking statements. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: the impact of local or national emergencies including the COVID-19 pandemic, including such impacts from state and federal regulatory action that restricts our ability to operate our business in the ordinary course and impacts on (i) customer demand and the availability of financing for our products, (ii) our supply chain and the availability of raw materials for the manufacture of our products, (iii) the availability of labor and the health and safety of our workforce and (iv) our liquidity and access to the capital markets; labor shortages and the pricing and availability of transportation or raw materials; increased health and safety incidents; our ability to negotiate reasonable collective bargaining agreements with the unions representing certain employees; increases in the rate of cancellations of home sales orders; our ability to successfully integrate past acquisitions or future acquisitions; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; information technology failures or cyber incidents; our ability to maintain the security of personally identifiable information of our customers, suppliers and employees; our participation in certain financing programs for the purchase of our products by industry distributors and consumers, which may expose us to additional risk of credit loss; our exposure to significant warranty and construction defect claims; our exposure to claims and liabilities relating to products supplied to the Company or work done by subcontractors; our contingent repurchase obligations related to wholesale financing provided to industry distributors; a write-off of all or part of our goodwill; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; taxation authorities initiating or successfully asserting tax positions which are contrary to ours; governmental and regulatory disruption, including prolonged delays by Congress and the President to approve budgets or continuing appropriations resolutions to facilitate the operation of the federal government; curtailment of available financing from home-only lenders and increased lending regulations; the effect of increasing interest rates on our customer's ability to finance home purchases; availability of wholesale financing and limited floor plan lenders; market forces, rising interest rates and housing demand fluctuations; the cyclical and seasonal nature of our business; competition; general deterioration in economic conditions and turmoil in the financial markets; unfavorable zoning ordinances; extensive regulation affecting the production and sale of manufactured housing; potential financial impact on the Company from the recently settled regulatory action by the SEC against the Company, including potential higher insurance costs as a result of such action, potential reputational damage that the Company may suffer and the Company's potential ongoing indemnification obligations related to ongoing litigation not involving the Company; losses not covered by our director and officer insurance, which may be large, adversely impacting financial performance; loss of any of our executive officers; liquidity and ability to raise capital may be limited; and organizational document provisions delaying or making a change in control more difficult; together with all of the other risks described in our filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the Company's Annual Report on Form 10-K for the year ended April 2, 2022 as may be updated from time to time in future filings on Form 10-Q and other reports filed by the Company pursuant to the Securities Exchange Act of 1934, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise, as required by law. Investors should not place undue reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	October 1, 2022	April 2, 2022
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$333,249	$244,150
Restricted cash, current	14,535	14,849
Accounts receivable, net	96,614	96,052
Short-term investments	16,367	20,086
Current portion of consumer loans receivable, net	18,400	20,639
Current portion of commercial loans receivable, net	32,452	32,272
Current portion of commercial loans receivable from affiliates, net	211	372
Inventories	233,965	243,971
Prepaid expenses and other current assets	73,998	71,726
Total current assets	819,791	744,117
Restricted cash	335	335
Investments	38,323	34,933
Consumer loans receivable, net	28,570	29,245
Commercial loans receivable, net	41,420	33,708
Commercial loans receivable from affiliates, net	2,022	2,214
Property, plant and equipment, net	189,968	164,016
Goodwill	100,577	100,993
Other intangibles, net	27,450	28,459
Operating lease right-of-use assets	16,210	16,952
Total assets	$1,264,666	$1,154,972
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$42,655	$43,082
Accrued expenses and other current liabilities	263,396	251,088
Total current liabilities	306,051	294,170
Operating lease liabilities	12,289	13,158
Other liabilities	10,420	10,836
Deferred income taxes	6,048	5,528
Redeemable noncontrolling interest	926	825
Stockholders' equity
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,314,152 and 9,292,278 shares, respectively	93	93
Treasury stock, at cost; 404,813 and 241,773 shares, respectively	(100,000)	(61,040)
Additional paid-in capital	267,183	263,049
Retained earnings	762,474	628,756
Accumulated other comprehensive loss	(818)	(403)
Total stockholders' equity	928,932	830,455
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$1,264,666	$1,154,972

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net revenue	$577,392	$359,543	$1,165,730	$689,965
Cost of sales	419,793	269,615	863,407	526,024
Gross profit	157,599	89,928	302,323	163,941
Selling, general and administrative expenses	66,894	45,372	133,030	86,204
Income from operations	90,705	44,556	169,293	77,737
Interest expense	(233)	(203)	(394)	(367)
Other income, net	2,339	4,668	3,222	7,129
Income before income taxes	92,811	49,021	172,121	84,499
Income tax expense	(18,613)	(11,338)	(38,229)	(19,770)
Net income	74,198	37,683	133,892	64,729
Less: net income attributable to redeemable noncontrolling interest	82	73	174	73
Net income attributable to Cavco common stockholders	$74,116	$37,610	$133,718	$64,656

Net income per share attributable to Cavco common stockholders
Basic	$8.32	$4.09	$15.01	$7.03
Diluted	$8.25	$4.06	$14.88	$6.97
Weighted average shares outstanding
Basic	8,903,703	9,190,866	8,910,933	9,194,577
Diluted	8,978,997	9,273,136	8,983,425	9,274,440

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Capital expenditures	$8,181	$2,078	$33,188	$4,671
Depreciation	$3,836	$1,448	$7,274	$2,851
Amortization of other intangibles	$502	$166	$1,010	$339

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